UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2011

ITC Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-32576	32-0058047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27175 Energy Way, Novi, Michigan		48377
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-946-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2011, ITC Holdings Corp. (the "Company") announced that Edward M. Rahill, Senior Vice President of the Company and President of ITC Grid Development, LLC was leaving the Company effective February 28, 2011. The Company and Mr. Rahill have reached an agreement in principle regarding his separation of employment with the Company. In addition to the benefits for which Mr. Rahill is eligible under the provisions of his employment agreement addressing termination by the Company without cause, Mr. Rahill will receive the following:
• development bonuses (if any) paid on certain development projects, calculated in the same manner and paid at the same time as other Company executives generally, subject to and contingent upon approval by the Compensation Committee of the Board of Directors of the Company;
• a lump sum payment of $25,000 in lieu of outplacement services otherwise available to him under his employment agreement;
• continued vesting of restricted stock and stock options according to the vesting schedules in his Restricted Stock and Option Agreements, as if he had remained employed by the Company, with stock options being exercisable for three months following the vesting dates; and
• a lump sum payment equal to the aggregate cash dividend that would be paid on the shares underlying the stock options held by him pursuant to the 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and Its Subsidiaries if those shares were outstanding as of March 1, 2011.

Mr. Rahill is also subject to a non-compete clause through December 31, 2013 and a non-disparagement obligation. The Company and Mr. Rahill intend to enter into a written agreement with respect to the terms of his separation and that agreement will be filed as an exhibit to the Company’s Form 10-Q for the period ending March 31, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC Holdings Corp.

February 1, 2011	By:	Daniel J. Oginsky

Name: Daniel J. Oginsky
Title: Senior Vice President and General Counsel